Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E
Denbury Resources Sets Quarterly Production Record
Announces Near-Record Second Quarter Results
News Release
Released at 7:30 AM CDT
     DALLAS, August 2, 2006 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its second quarter 2006 financial and operating results. Production in the second quarter of 2006 was a Company record 37,474 BOE/d, a 23% increase over second quarter of 2005 production, and a 6% increase over the first quarter 2006 average of 35,454 BOE/d. The Company also posted near-record earnings for the quarter of $44.3 million, or $0.38 per basic common share, as compared to earnings of $40.7 million, or $0.37 per basic common share, for the second quarter of 2005. Included in second quarter 2006 results are several items (discussed below) which were not present in the 2005 period’s results, or were higher than a year earlier: (i) a significant change associated with mark-to-market value adjustments related to the Company’s oil and natural gas derivative contracts, (ii) stock compensation expense related to the adoption of SFAS No. 123(R) effective January 1, 2006, (iii) stock compensation expense related to modifications of the vesting terms of certain restricted stock and stock options related to the departure of a Senior Vice President, partially offset by (iv) interest capitalization on significant unevaluated properties associated with the Company’s 2006 acquisitions.
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the second quarter of 2006 was $128.8 million, a 57% increase over second quarter of 2005 adjusted cash flow from operations of $82.0 million. Net cash flow provided by operations, the GAAP measure, totaled $106.4 million during the second quarter of 2006, as compared to $88.4 million during the second quarter of 2005. The difference between the adjusted cash flow and cash flow from operations is due to the changes in receivables, accounts payables and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).
Highlights, including non-cash items
     Earnings and cash flow from operations were at near-record levels for the first half of 2006, primarily as a result of high commodity prices and record quarterly production. The Company set a new quarterly production level during the second quarter, averaging 37,474 BOE/d, approximately a third of which increase was attributable to the acquisition that closed January 31, 2006, which added 2,199 BOE/d to the second quarter, supplemented by higher production in the Company’s tertiary operations, the Barnett Shale area, and higher natural gas production in Louisiana following several exploratory successes during 2005.
     Although net income for the second quarter of 2006 was only 9% higher than the net income during the second quarter of 2005, there are several positive and negative factors affecting the comparison of these results. In addition to the high commodity prices and record production, which both contributed to higher net income, the Company capitalized approximately $2.7 million of interest expense in the second quarter of 2006 primarily related to the unevaluated properties associated with its 2006 acquisitions. This reduced the overall increase in interest expense to 33%, even though average debt levels were 87% higher in the second quarter of 2006 than in the comparable period of 2005. Overall industry costs continue to increase, the primary reason for record, or near record, operating costs and depreciation and depletion rates per BOE in the second quarter of 2006. Operating expenses were also impacted by higher energy costs (electrical and fuel charges) and the Company’s continuing emphasis on tertiary operations. During the second quarter of 2006, the Company also incurred a $9.3 million ($5.6 million after tax) mark-to-market non-cash charge to earnings as rising oil prices reduced the value of the Company’s oil derivative contracts put in place to cover production from the January acquisition. Further, the Company expensed approximately $5.3 million of non-cash charges related to the modification of vesting terms of certain restricted stock and stock options previously awarded to Mr. Worthey, former Senior Vice-President of Operations, associated with his departure during the second quarter of 2006. Additionally, the Company booked stock compensation expenses related to the adoption of SFAS No. 123(R) as of January 1, 2006, which for the second quarter of 2006 resulted in a non-cash charge of approximately $1.8 million to general and administrative expense, approximately $0.3 million to lease operating expense and approximately $0.3 million to capitalized oil and gas properties. Lastly, the Company’s income tax expense increased, primarily as a result of high oil prices causing enhanced oil recovery credits to become unavailable during 2006.
Second Quarter 2006 Financial Results
     Production for the quarter was 37,474 BOE/d, a quarterly record for the Company. In addition to the incremental production from its January 2006 acquisition, oil production from the Company’s tertiary operations increased 6% over first quarter 2006 levels, and 10% when compared to second quarter 2005 tertiary oil production, averaging 10,375 Bbls/d in 2006’s second quarter. Natural gas production from the Barnett Shale increased to 4,621 BOE/d in the second quarter of 2006, a 125% increase from 2,052 BOE/d produced in the second quarter of 2005. In addition, the Company’s onshore Louisiana production for the second quarter of 2006 averaged 8,623 BOE/d, a 49% increase over 5,791 BOE/d produced in the second quarter of 2005, with the most significant production increases at Thornwell and South Chauvin Fields as a result of recent drilling activity in these areas.
     Oil and natural gas revenues, excluding any derivative contracts, increased 51% between the respective second quarters as a result of higher commodity prices and increased production. Cash payments on derivative contracts were $2.2 million in the second quarter of 2006, up slightly from the $1.8 million paid in the second quarter of 2005 as only a small percentage of the Company’s total production was covered by derivative contracts in either period. In addition to the cash payments, the Company expensed $9.3 million of mark-to-market and other charges related to derivative contracts in the second quarter of 2006, as compared to a gain of $2.8 million on these contracts in the second quarter of 2005.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) were relatively consistent for the first and second quarters of 2006, but a little worse than oil differentials during the second quarter of 2005, averaging a negative variance of $6.64 per Bbl in the second quarter of 2006, $6.71 per Bbl in the first quarter of 2006 and $5.72 per Bbl in the second quarter of 2005. The Company’s average NYMEX natural gas differential improved in the second quarter of 2006 to a positive variance of $0.25 per Mcf, as compared to a negative variance in the second quarter of 2005 of $0.13 per Mcf, although the most recent positive variance was not as good as the first quarter of 2006 positive variance of $0.78 per Mcf. This improved variance is due primarily to decreasing natural gas prices during the quarter. Since most of the Company’s natural gas is sold on an index price that is set near the first of each month and fixed for the entire month, variances decrease (improve) if the NYMEX natural gas prices decline throughout the entire quarter.
     Lease operating expenses increased between the comparable second quarters on both a per BOE basis and on an absolute dollar basis. Lease operating expenses averaged $12.24 per BOE in the second quarter of 2006, up from $9.65 per BOE in the second quarter of 2005. The increase over prior second quarter levels was primarily a result of (i) increasing emphasis on tertiary operations, (ii) general cost inflation in the industry, (iii) increased personnel and related costs, (iv) higher fuel and energy costs to operate Company properties, and (v) additional lease payments for certain tertiary operating facilities.
     Production taxes and marketing expenses generally change in proportion to production and commodity prices and therefore were higher in the second quarter of 2006 than in the comparable quarter of 2005.
     General and administrative expenses increased 98% on a BOE basis between the two second quarter periods, averaging $4.27 per BOE in the second quarter of 2006, up from $2.16 per BOE in the prior year’s second quarter. The most significant increase was a charge for $5.3 million related to the modification of vesting terms of certain restricted stock and stock options associated with the departure of Mr. Worthey, former Senior Vice President of Operations in June 2006. Additionally, the Company incurred approximately $1.8 million of non-cash charges to expense both previously awarded stock options and newly awarded stock appreciation rights, as a result of the adoption of SFAS No. 123(R) as of January 1, 2006. The remaining increase is primarily related to higher compensation costs associated with additional personnel hired during the last year.
     Interest expenses increased $1.4 million, or 33%, between the second quarters of 2006 and 2005, as debt levels almost doubled, partially offset by the previously noted capitalization of interest. Debt levels were unusually low in the second quarter of 2005 following the sale of the Company’s offshore properties in mid-2004. Conversely, debt was used to partially fund the $250 million acquisition closed in January 2006, and to fully fund the $50 million acquisition of the Delhi Field in the second quarter, both future tertiary properties.
     Depreciation, depletion and amortization expense (“DD&A”) increased to $10.60 per BOE in the second quarter of 2006 from the Company’s first quarter DD&A rate of $10.26 per BOE primarily due to rising costs. DD&A for the second quarter of 2005 was $8.80 per BOE.
     The Company’s net effective tax rate increased in the second quarter of 2006 to 39.9%, up from 32.8% in the second quarter of 2005, primarily because the Company will not earn any enhanced oil recovery credits during 2006, as high oil prices have caused the credits to be unavailable. Nonetheless, the Company will be able to utilize its $42.1 million of enhanced oil recovery credits carried forward from 2005 to help reduce its 2006 cash taxes.

2006 Outlook
     The Company reaffirms its production guidance for 2006 of 37,000 BOE/d which represents total growth of 24% over average 2005 production levels, with approximately 72% of that growth coming from internal organic projects. However, since production from the Company’s tertiary operations has been a little behind its original schedule, primarily due to injection delays at McComb Field early in the year and overall industry delays in obtaining goods and services, the Company is adjusting its 2006 tertiary production guidance to a revised forecast of between 10,500 BOE/d to 11,500 BOE/d.
     Denbury’s 2006 development and exploration budget is currently approximately $550 million. Any acquisitions made by the Company would be in addition to these capital budget amounts. Denbury’s total debt (principal amount excluding capital leases) as of July 31, 2006 was approximately $445 million.
     Gareth Roberts, Chief Executive Officer, said: “We are pleased with our overall operational results this quarter and believe our future continues to look bright. Overall production is still on target thanks to strong growth in the Barnett Shale area and in Louisiana. Production from our tertiary operations has been a little behind our original production guidance, primarily due to injection delays at McComb Field, but this has not affected reserves at all, and we believe we have resolved this issue as evidenced by production rates that are now responding to our higher injection pressures.”
     “Operating expenses have increased on a per barrel basis, primarily because of higher commodity prices, but also because we are in the early injection stages of the three new East Mississippi floods which will not be producing oil until late this year. Despite these increases in cost, we have been able to maintain an almost identical gross margin percentage this quarter as compared to the second quarter of 2005.”
     “We continue to pursue the acquisition of additional potential flood properties to further our extensive project inventory. Our program is working in spite of overall industry cost pressure and ever increasing delays in the procurement of goods and services.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, August 2, 2006 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at the Company’s web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on the Denbury web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820, passcode 6253540.
Financial and Statistical Data Tables
     Following are financial highlights for the comparative three and six month periods ended June 30, 2006 and 2005. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.

SECOND QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	June 30,			Percentage
	2006	2005		Change
Revenues:
Oil sales	136,118	89,169	+	53%
Gas sales	53,286	36,603	+	46%
CO2 sales and transportation fees	2,374	1,517	+	56%
Interest and other income	1,788	738	+	> 100%

Total revenues	193,566	128,027	+	51%

Expenses:
Lease operating expenses	41,751	26,757	+	56%
Production taxes and marketing expense	9,436	6,582	+	43%
CO2 operating expenses	785	445	+	76%
General and administrative	14,574	5,992	+	> 100%
Interest, net	5,751	4,335	+	33%
Depletion and depreciation	36,152	24,405	+	48%
Commodity derivative expense (income)	11,529	(1,025)	+	> 100%

Total expenses	119,978	67,491	+	78%

Income before income taxes	73,588	60,536	+	22%

Income tax provision (benefit)
Current income taxes	(2,349)	4,354	-	> 100%
Deferred income taxes	31,675	15,510	+	> 100%

NET INCOME	44,262	40,672	+	9%

Net income per common share (2):
Basic	0.38	0.37	+	3%
Diluted	0.36	0.34	+	6%

Weighted average common shares (2):
Basic	116,471	111,306	+	5%
Diluted	122,988	117,944	+	4%

Production (daily — net of royalties):
Oil (barrels)	23,362	20,623	+	13%
Gas (mcf)	84,671	59,080	+	43%
BOE (6:1)	37,474	30,469	+	23%

Unit sales price (including hedge settlements):
Oil (per barrel)	62.99	47.51	+	33%
Gas (per mcf)	6.92	6.48	+	7%

Unit sales price (excluding hedge settlements):
Oil (per barrel)	64.03	47.51	+	35%
Gas (per mcf)	6.92	6.81	+	2%

	Three Months Ended
	June 30,			Percentage
	2006	2005		Change
Non-GAAP Financial Measure (1)
Adjusted cash flow from operations (non-GAAP measure)	128,793	81,951	+	57%
Net change in assets and liabilities relating to operations	(22,376)	6,434	-	> 100%

Cash flow from operations (GAAP measure)	106,417	88,385	+	20%

Oil & gas capital investments	193,427	119,448	+	62%
CO2 capital investments	17,143	7,155	+	> 100%
Proceeds from sales of properties	2,038	(5)	+	> 100%

BOE data (6:1)
Revenues	55.54	45.36	+	22%
Loss on settlements of derivative contracts	(0.65)	(0.64)	+	2%
Lease operating expenses	(12.24)	(9.65)	+	27%
Production taxes and marketing expense	(2.77)	(2.37)	+	17%

Production netback	39.88	32.70	+	22%
CO2 operating margin	0.47	0.39	+	21%
General and administrative	(4.27)	(2.16)	+	98%
Net cash interest expense	(1.18)	(1.24)	-	5%
Current income taxes and other	2.87	(0.13)	-	> 100%
Changes in asset and liabilities relating to operations	(6.56)	2.32	-	> 100%

Cash flow from operations	31.21	31.88	-	2%

(1)	See “Non-GAAP Measures” at the end of this report.

(2)	2005 adjusted for 2-for-1 stock split.

SIX MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Six Months Ended
	June 30,			Percentage
	2006	2005		Change
Revenues:
Oil sales	249,559	168,351	+	48%
Gas sales	115,388	68,437	+	69%
CO2 sales and transportation fees	4,362	3,247	+	34%
Interest and other income	3,403	1,641	+	> 100%

Total revenues	372,712	241,676	+	54%

Expenses:
Lease operating expenses	77,923	49,719	+	57%
Production taxes and marketing expense	17,523	12,708	+	38%
CO2 operating expenses	1,430	791	+	81%
General and administrative	24,441	12,487	+	96%
Interest, net	14,005	8,811	+	59%
Depletion and depreciation	68,895	45,933	+	50%
Commodity derivative expense	23,159	6,796	+	> 100%

Total expenses	227,376	137,245	+	66%

Income before income taxes	145,336	104,431	+	39%

Income tax provision
Current income taxes	7,437	9,636	-	23%
Deferred income taxes	49,859	24,056	+	> 100%

NET INCOME	88,040	70,739	+	24%

Net income per common share (2):
Basic	0.77	0.64	+	20%
Diluted	0.72	0.60	+	20%

Weighted average common shares (2):
Basic	114,820	111,114	+	3%
Diluted	121,912	118,071	+	3%

Production (daily — net of royalties):
Oil (barrels)	22,790	20,444	+	11%
Gas (mcf)	82,076	57,929	+	42%
BOE (6:1)	36,469	30,099	+	21%

Unit sales price (including hedge settlements):
Oil (per barrel)	59.78	45.50	+	31%
Gas (per mcf)	7.77	6.25	+	24%

Unit sales price (excluding hedge settlements):
Oil (per barrel)	60.50	45.50	+	33%
Gas (per mcf)	7.77	6.53	+	19%

	Six Months Ended
	June 30,			Percentage
	2006	2005		Change
Non-GAAP Financial Measure: (1)
Adjusted cash flow from operations (non-GAAP measure)	236,642	151,362	+	56%
Net change in assets and liabilities relating to operations	(27,713)	3,652	-	> 100%

Cash flow from operations (GAAP measure)	208,929	155,014	+	35%

Oil & gas capital investments	564,436	207,424	+	> 100%
CO2 capital investments	28,167	35,118	-	20%
Proceeds from sales of properties	2,038	(23)	+	> 100%

Cash and cash equivalents	30,812	25,316	+	22%
Short-term investments	—	2,000	-	100%
Total assets	1,869,468	1,150,505	+	62%
Total long-term debt (excluding discount & capital leases)	445,000	235,000	+	89%
Total stockholders’ equity	974,263	626,860	+	55%

BOE data (6:1)
Revenues	55.29	43.46	+	27%
Loss on settlements of derivative contracts	(0.45)	(0.53)	-	15%
Lease operating expenses	(11.80)	(9.12)	+	29%
Production taxes and marketing expense	(2.65)	(2.33)	+	14%

Production netback	40.39	31.48	+	28%
CO2 operating margin	0.44	0.45	-	2%
General and administrative	(3.70)	(2.29)	+	62%
Net cash interest expense	(1.61)	(1.30)	+	24%
Current income taxes and other	0.33	(0.56)	-	> 100%
Changes in asset and liabilities relating to operations	(4.20)	0.67	-	> 100%

Cash flow from operations	31.65	28.45	+	11%

(1)	See “Non-GAAP Measures” at the end of this report.

(2)	2005 adjusted for 2-for-1 stock split.
Non-GAAP Measures
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Results” in the Company’s latest Form 10-Q or Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production levels, estimated capital expenditures for 2006, estimated costs and predictions of increases in those costs, pricing assumptions based on current and projected oil and natural gas prices, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com